Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Energy Inc. takes legal action to protect its rights

Suit seeks to stop tampering with ERHC’s rights in Joint Development Zone Blocks 5 and 6

ABUJA, NIGERIA, November 3, 2008 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced it has filed suit to stop any tampering with its rights in Joint Development Zone (JDZ) Blocks 5 and 6.

The lawsuit comes after the JDA and the Joint Ministerial Counsel (JMC) of the Nigeria-São Tomé and Príncipe JDZ failed to give a satisfactory response to ERHC’s letters seeking clarification on the Company’s rights in JDZ Blocks 5 and 6. ERHC sent the letters following media reports stating that the JMC had approved of ERHC’s removal from the Blocks. The Company was awarded a 15 percent working interest in each of the Blocks in a 2005 bid/licensing round conducted by the JDA, following the exercise by ERHC of preferential rights in the Blocks as guaranteed by contractual and treaty arrangements.

The lawsuit, filed in the Federal High Court in the Nigerian capital Abuja, seeks a declaration that ERHC’s working interests in JDZ Blocks 5 and 6 are intact. It further seeks an injunction restraining the JDA from tampering with ERHC’s rights contrary to the terms of existing contracts. Agreements between ERHC and the JDA indicate that any dispute between the parties is to be referred to arbitration under English law. ERHC’s lawsuit also asks the court to require the JDA to submit to such arbitration.

“We are taking decisive action to secure and protect the rights of ERHC and its shareholders from unlawful tampering,” said ERHC Chief Operating Officer Peter Ntephe. “We continue to have the utmost respect for the JDA and hope that this is a misunderstanding that can be resolved quickly in accordance with the legal agreements.”

Mr. Ntephe noted that the suit does not concern any of ERHC’s other interests in the JDZ and in the Sao Tome & Principe Exclusive Economic Zone. ERHC and its consortium partners are currently working hard to prepare for the start of drilling in at least one of the other blocks in which ERHC has rights in the JDZ.

ERHC is committed to exploiting its rights and meeting its contractual obligations in the JDZ. The Company has interests in six of the nine JDZ Blocks. The Company has additional interests in the territorial waters of Democratic Republic of São Tomé & Príncipe known as the Exclusive Economic Zone (EEZ).

5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement
This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.

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5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com